EXHIBIT 10.1
Purchase And Sale Agreement
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of October 20, 2006 (the “Effective Date”) and is entered into between PIZZA INN, INC., a Missouri corporation (“Seller”) and VINTAGE INTERESTS, L.P., a Texas limited partnership (“Purchaser”).
     For and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Seller and Purchaser agree as follows:
SECTION 1. SALE AND PURCHASE OF THE PROPERTY. Subject to the terms and conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following:
     (a) That certain tract or parcel of land situated at 3551 Plano Parkway, in The Colony, Denton County, Texas and further described in Exhibit A attached hereto, together with all rights and interests appurtenant thereto including, without limitation, (i) all right, title and interest of Seller in and to adjacent streets, roads, alleys and rights-of-way, and any awards made or to be made in connection therewith, (ii) all rights of Seller in and to all easements appurtenant to or benefiting such parcels of land, and (iii) all of Seller’s rights in all mineral rights and interests with respect to such parcels of land (collectively, the “Land”), including all improvements, buildings, structures and fixtures located on the land (the “Improvements”) and all rights, titles and interests appurtenant to the Land and Improvements;
     (b) All right, title and interest of Seller in all assignable licenses, permits and other items of the tangible and intangible personal property and fixtures (the “Personal Property”) attached to or used in connection with the ownership, maintenance or operation of the Land or Improvements, not including Seller’s books and records;
     (c) All right, title and interest of Seller in and to the Assumed Contracts (hereafter defined); and
     (d) All of Seller’s right, title and interest in and to that certain Warehouse Lease (the “Warehouse Lease”), dated August 25, 2006, by and between Seller, as Landlord, and The Sygma Network, Inc., a Delaware corporation, as Tenant, covering approximately 102,000 square feet of warehouse and office space, and related land as designated as “Warehouse Area” on the attached Exhibit A-1, attached hereto. A true, correct and complete copy of the Warehouse Lease is attached hereto as Exhibit B.
The above-listed items are herein collectively called the “Property”.
SECTION 2. PURCHASE PRICE AND EARNEST MONEY.
     (a) The purchase price (the “Purchase Price”) for which Seller agrees to sell and convey the Property to Purchaser, and which the Purchaser agrees to pay to Seller, subject to the terms hereof, is the amount of ELEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($11,500,000.00).
     (b) Within two (2) business days after the Effective Date (hereinafter defined), Purchaser shall deposit with Benchmark Title Services, L.L.C. (the “Title Company”), whose address is 5700 Legacy Drive, #10, Plano, Texas 75024; Attention: Kiley McGuire, the sum of $100,000.00 (the “Earnest Money”) to be invested by the Title Company in an interest-bearing account and to be held and disbursed by the Title Company strictly in accordance with the terms and provisions of this Agreement. At the Closing (hereinafter defined), the Earnest Money shall be applied to the Purchase Price. For the purposes hereof, the term “business day” shall mean any day upon which national banks in Dallas, Texas are open for business. If the Earnest Money is in the form of a check, the Title Company shall immediately present the check for payment. Seller shall have the option of terminating this Agreement if the Earnest Money is not timely delivered to Title Company.
SECTION 3. TITLE COMMITMENT AND SURVEY.

     (a) Within ten (10) days after the Effective Date, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:
i.	Commitment for Title Insurance (the “Title Commitment”) from the Title Company, addressed to the Purchaser, covering the Property and binding the Title Company to issue to Purchaser at Closing a Texas Standard Form Owner Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price, including such endorsements as may be specified by Purchaser, with such Title Commitment setting forth the status of the title of the Property and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions and any other matters affecting the Property. The Title Commitment shall reflect that the survey exception may be modified in the Title Policy, at Purchaser’s sole cost and expense, to reflect “shortages in area” only.

ii.	Legible copies of all documents referred to in Schedule B of the Title Commitment.
     (b) Within twenty (20) days after the Effective Date, Seller shall, at its expense, obtain a current as-built survey (the “Survey”) of the Property prepared in accordance with the minimum standard detail requirements imposed by ALTA/ACSM, prepared and certified by a registered and licensed land surveyor, containing a certification in the form attached hereto as Exhibit H. Upon receipt of the Survey, Seller shall promptly furnish a copy of same to Purchaser, Purchaser’s legal counsel and the Title Company.
     (c) Purchaser shall have ten (10) days from the receipt of the information referred to in Section 3(a) and 3(b) hereof to examine the same and to specify to Seller in writing those items in the Title Commitment and/or the Survey which Purchaser reasonably finds objectionable (the “Encumbrances”). If Purchaser does not deliver to Seller a written notice specifying those items which are Encumbrances within ten (10) days after the receipt by Purchaser of all of the information referred to in Section 3(a) and 3(b) hereof, then all of the items reflected on the Title Commitment and Survey shall be considered to be Permitted Encumbrances, as hereinafter defined; provided, however, Purchaser shall not be required to object to financing or mechanic’s liens on the Property or requirements of Seller which are contained on Schedule C of the Title Commitment, and any such liens or Schedule C requirements shall not be a Permitted Encumbrance under any circumstances.
     (d) Seller may, but shall have no obligation to, at its sole cost and expense, cure or remove the Encumbrances. If Seller fails to cause all of the Encumbrances to be removed or cured prior to the Closing Date (hereinafter defined) or if Seller notifies Purchaser of its decision not to cure or remove some or all of the Encumbrances, Purchaser’s sole remedy shall be to:
i.	Terminate this Agreement, in which event the Earnest Money together with all interest earned thereon shall be returned to Purchaser, and neither party shall have any further rights, duties or obligations hereunder, except as may be otherwise specified herein; or

ii.	Elect to purchase the Property subject to the Permitted Encumbrances and the Encumbrances not so removed or cured, in which event the Encumbrances not removed or cured shall be deemed Permitted Encumbrances and the Purchase Price shall not be reduced by any amount.
Purchaser’s election must be made by giving Seller written notice thereof, which notice must be given within five (5) days after Seller notifies Purchaser in writing of its decision not to cure or remove Encumbrances. Purchaser’s failure to give such notice shall be deemed an election by Purchaser to purchase the Property subject to the Permitted Encumbrances and the Encumbrances not so removed or cured.
     (e) The Title Policy shall be purchased at Seller’s expense and shall guarantee Purchaser’s title to the Property to be good and indefeasible, subject only to all matters reflected in the Title Commitment not objected to by Purchaser, or if objected to by Purchaser, waived by Purchaser, and any liens or other encumbrances created pursuant to the terms of this Agreement (collectively, the “Permitted Encumbrances”).
SECTION 4. DUE DILIGENCE PERIOD.
     (a) Within ten (10) days after the Effective Date, Seller shall deliver to Purchaser the following:
     (i) Copies of any and all engineering or environmental reports relating to the Property and any plans and specifications for the Property which are in the possession or under the control of Seller;
     (ii) Copies of any zoning reports or zoning information relating to the Property which are in the possession or under the control of Seller;
     (iii) A copy of each certificate of occupancy for the Improvements;
     (iv) A copy of each agreement between Seller and a third party pursuant to which such third party provides goods or services to or with respect to the Property and all amendments thereto (collectively, the “Service Contracts”);
     (v) Copies of all bonds, guarantees and warranties in Seller’s possession or control relating to the Property (collectively, the “Warranties”);
     (vi) Copies of the real estate and personal property tax bills applicable to the Property for the years 2004, 2005 and 2006;
     (vii) Copies of each lease agreement, including, without limitation, the Warehouse Lease, between Seller and a third party tenant which is in effect with respect to the Property and all amendments thereto (collectively, the “Leases”);
     (viii) A schedule detailing operating expenses prepared by or on behalf of Seller with respect to the Property for 2004, 2005 and 2006 (year-to-date); and
     (ix) Copies of the Seller’s certified financial statements for 2004, 2005 and 2006 (year-to-date).
     (b) Commencing on the Effective Date hereof and expiring at 5:00 p.m., Dallas, Texas time, on November 22, 2006 (the “Due Diligence Period”), Purchaser shall have the right to inspect the Property at all reasonable times during normal business hours and to determine whether the Property is suitable and satisfactory for Purchaser’s needs and intended uses (taking into consideration matters including, without limitation, soil and environmental conditions, engineering characteristics, utilities, access, zoning, condition of improvements, and financing prospects). However, Purchaser shall not have the right to tests other than visual tests, including, without limitation, subsurface testing or drilling on the Property, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Purchaser shall make all inspections in good faith and with due diligence. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller shall cooperate with Purchaser in all reasonable respects in making such inspections or tests, at no expense to Seller. Seller hereby reserves the right, at Seller’s sole cost and expense, to have a representative present at the time of making any such inspection or test. Purchaser shall notify Seller in advance of making any such inspection or test.
     (c) In making any inspection or test hereunder, Purchaser will not reveal or disclose, and will cause any party acting on behalf of Purchaser to not reveal or disclose, any information obtained by Purchaser regarding the Property. In addition, Purchaser shall (1) not unreasonably disturb the Property, (2) not damage any part of the Property or any personal property owned or held by Seller, its agents, contractors, tenants, invitees, or employees, (3) not injure or otherwise cause bodily harm to Seller, its agents, contractors, tenants, invitees, or employees, (4) maintain general commercial liability insurance, on terms and in reasonable amounts, to cover any accident arising in connection with the presence on the Property of Purchaser and all parties acting on behalf of Purchaser, (5) promptly pay when due the costs of all tests or inspection done with regard to the Property by or on behalf of Purchaser, (6) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder, and (7) restore the Property to the condition in which it was prior to any such inspection or test by or on behalf of Purchaser. Purchaser indemnifies and agrees to defend and hold Seller harmless from any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys’ fees and court costs) sustained by Seller which result from or arise out of any inspection or test by Purchaser or any party acting on Purchaser’s behalf or from any breach of the covenants of Purchaser contained in this paragraph. The foregoing indemnity shall not terminate upon the Closing or any termination of this Agreement. Notwithstanding the foregoing, in no event shall Purchaser be deemed to indemnify Seller with respect to Seller’s negligence or willful misconduct or any pre-existing conditions on the Property as of Purchaser’s entry onto the Property.
     (d) In the event Purchaser determines, in its sole discretion, for any reason, or for no reason, during the Due Diligence Period that the Property is not acceptable, Purchaser may elect to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event the Earnest Money, less the $100.00 independent consideration to Seller described below, shall be returned to Purchaser by the Title Company, and the parties shall have no further right or obligation hereunder, except as specifically provided herein. If Purchaser so terminates this Agreement, as a condition precedent to Purchaser’s right to receive the Earnest Money, Purchaser shall deliver to Seller all information, studies and reports Purchaser or Purchaser’s agents have obtained with respect to the Property or the condition of the Property. If Purchaser fails to deliver written notice of termination of this Agreement to Seller prior to expiration of the Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section.
     (e) Purchaser represents that it is knowledgeable and experienced in real property comparable to the Property and will have conducted prior to the expiration of the Due Diligence Period such inspection and investigations of the Property as Purchaser deems appropriate. Purchaser further represents and acknowledges that by the expiration of the Due Diligence Period, Purchaser shall have fully informed and satisfied itself as to all matters relevant to the acquisition, use and development of the Property, including without limitation, all environmental matters with respect to the Property. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING IN WHOLE OR IN PART UPON ANY STATEMENT MADE OR INFORMATION OR DOCUMENTATION PROVIDED BY OR ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OF ANY KIND, TYPE, CHARACTER, OR NATURE WHATSOEVER, MADE OR FURNISHED BY SELLER, ITS AGENTS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES, ATTORNEYS, AFFILIATES, TRUSTEES, BENEFICIARIES, PARTNERS, MEMBERS MANAGERS, SHAREHOLDERS, DIRECTORS, OFFICERS OR AFFILIATES. Except for Seller’s representations and warranties contained in this Agreement, Purchaser waives any obligation which might be imposed upon Seller to disclose material facts regarding the Property, regardless of whether such facts are discoverable by Purchaser. Purchaser agrees that it has the right to conduct an assessment or inspection of the Property pursuant to this Section 4 and subject to the terms and conditions hereof, and Purchaser waives any requirement under law that Seller provide any other right to conduct an assessment or inspection of the Property. The obligations of this paragraph shall survive the Closing or any termination of this Agreement.
     (f) Purchaser acknowledges that several ordinances, statutes, rules, regulations, codes, and public and private covenants, conditions and restrictions may affect the development and/or use of the Property. Purchaser shall review and verify all such matters prior to the expiration of the Due Diligence Period. Notwithstanding anything contained herein to the contrary, Purchaser’s failure to terminate this Agreement pursuant to its rights under this Section shall constitute Purchaser’s irrevocable approval of the ordinances, statutes, rules, regulations, codes, and public and private covenants, conditions and restrictions which affect the development and/or use of the Property.
     (g) On or prior to the expiration of the Due Diligence Period, Purchaser shall review the Service Contracts and notify Seller in writing as to which if any of the Service Contracts it wishes to assume at Closing (collectively, the “Assumed Contracts”). In the event that Purchaser does not timely notify Seller within the Due Diligence Period, it shall be deemed to have elected not to assume any of the Service Contracts.
     SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date, as follows:
     (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Missouri, and Seller is a corporation qualified to do business, validly existing and in good standing under the laws of the State of Texas.
     (b) Seller is the owner of the Property and has all requisite power and authority, and has taken all actions required by its organizational documents and to authorize it to execute and deliver this Agreement. The individual executing this Agreement and any other documents and instruments executed by Seller pursuant hereto has the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.
     (c) The Property is not subject to any leases, tenancies or other occupancy rights, recorded or unrecorded, written or oral, except for the Warehouse Lease, and Seller is not in default of any of its obligations under the Warehouse Lease and no event has occurred which with notice, the passing of time or both, would constitute a default or an event of default under the Warehouse Lease.
     (d) To Seller’s knowledge, there is no action, claim, lawsuit, litigation or proceeding pending against or with respect to the Property and no such action, claim, lawsuit, litigation or proceeding has been made or threatened.
     (e) Seller has not received notice of any pending or contemplated taking of all or any portion of the Property.
     (f) Seller has not received any notice asserting that the Property is in violation of any law, code, ordinance or restriction applicable to the Property.
     (g) Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
     (h) Seller will not, from and after the Effective Date through Closing or the earlier termination of this Agreement: (i) enter into any lease or otherwise encumber the Property; (ii) enter into any agreements which would be binding on Purchaser after its acquisition of the Property or which would affect Purchaser’s title to the Property; or (iii) perform any act which would materially and adversely affect Seller’s right or ability to convey the Property to Purchaser pursuant to this Agreement.
     The representations and warranties in this Section 5 shall survive the Closing of this Agreement for a period of twelve (12) months from and after the Closing Date.
     For purposes of this Agreement, “knowledge” (as it relates to Seller) means the actual, conscious knowledge, and not the constructive or imputed knowledge, of Rod McDonald (Seller’s General Counsel), without personal liability to such persons, and without the obligation of such persons to undertake any further investigation and inquiry.
     The representations and warranties set forth in this Section 5 are made as of the date of this Agreement and shall survive the Closing for a period of one (1) year from the Closing Date. If (a) any of Seller’s representations and warranties set forth in this Section 5 are untrue in any material respect, and (b) the party gaining knowledge of such facts (either Purchaser or Seller) gains such knowledge prior to the Closing Date, such party shall give the other party prompt written notice thereof, and Purchaser shall, as Purchaser’s sole remedy for such breach, have the right to terminate this Agreement by delivering written notice prior to the earlier of (i) ten (10) days from the date of such written notice, or (ii) the Closing Date, whereupon Title Company shall refund the Earnest Money to Purchaser, Seller shall reimburse Purchaser for the actual, reasonable out-of-pocket costs and expenses incurred in connection with the transaction contemplated in this Agreement up to, but not in excess of the Cap (as defined in Section 10 hereof), and neither party shall have any further rights or obligations hereunder, except for those obligations which expressly survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that no claim for a breach of a representation or warranty of Seller shall be actionable, payable or give rise to any right, claim or defense on the part of Purchaser: (x) at any time if the breach in question results from or is based on a condition, state of facts or other matter with respect to which Purchaser has knowledge on or prior to the Effective Date, or (y) after Closing if the breach in question results from or is based on a condition, state of facts or other matter with respect to which Purchaser acquires knowledge after the Effective Date but prior to Closing.
If the parties consummate the Closing and (a) any of the representations and warranties are untrue in any material respect, and (b) the party gaining knowledge of such facts (either Purchaser or Seller) gains such knowledge after the Closing Date, such party shall give the other party prompt written notice thereof, and Seller shall indemnify and hold Purchaser harmless from and against actual damages proximately caused by such breach. Purchaser shall not have the right to bring an action against Seller for and Purchaser hereby expressly waives any action or suit against Seller for consequential damages, incidental damages, lost profits, punitive damages or any other damages other than actual damages arising out of Seller’s default under this Section 5.
SECTION 6. CLOSING.
     (a) The Closing (the “Closing”) of the sale of the Property by Seller to Purchaser shall occur on December 19, 2006 (“Closing Date”) or on such earlier date as Purchaser and Seller may agree. The Closing shall occur in the offices of the Title Company.
     (b) The performance by Seller of all of its obligations hereunder shall be a condition precedent to Purchaser’s obligation to consummate the Closing of this Agreement (subject to waiver by Purchaser, in its sole discretion). At the Closing, the Seller shall deliver or cause to be delivered to Purchaser the following:
i.	A Special Warranty Deed in the form attached hereto as Exhibit C (the “Deed”), executed by Seller and conveying good and indefeasible fee simple title to the Property to Purchaser, subject only to the Permitted Encumbrances;

ii.	A Bill of Sale and Assignment in the form attached hereto as Exhibit D (the “Bill of Sale”), transferring to Purchaser Seller’s interest in the Personal Property (including the Assumed Contracts), without warranty and on an “as is” basis as set forth in the Deed;

iii.	An Assignment of Lease, in the form attached hereto as Exhibit E (the “Assignment”), assigning all of Seller’s interest in and under the Warehouse Lease. In connection with said Assignment, Seller shall execute in counterpart that certain tenant notice letter in the form attached hereto as Exhibit F (the “Tenant Notice Letter”), informing the tenant of the assignment of the Warehouse Lease to Purchaser;

iv.	An estoppel certificate executed by each of the tenants under the Leases, including, without limitation, the Warehouse Lease, dated not more than thirty (30) days prior to the Closing Date, and in a form and content acceptable to Purchaser;

v.	the irrevocable commitment from the Title Company to issue the Title Policy issued by the Title Company in the amount of the Purchase Price insuring that Purchaser owns fee simple title to the Property, and including such endorsements as may be specified by Purchaser, subject to no exceptions other than the Permitted Encumbrances. At Purchaser’s option, the standard printed exception for “any discrepancies, conflicts, or shortages in area or boundary lines, or any encroachments, or any overlapping of improvements” shall be deleted (except for “shortages in area”), any mortgagee policy of title insurance, and any other additions, deletions, certifications, or amendments to the Title Policy or any mortgagee policy of title insurance shall be at Seller’s expense;

vi.	a certificate of non-foreign status, in form reasonably acceptable to Seller and Purchaser, that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code;

vii.	evidence reasonably acceptable to Purchaser and the Title Company authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby; and

viii.	execute and deliver such other documents as the Title Company may reasonably require in connection with the Closing, including, without limitation, a closing statement and one (1) or more affidavits regarding debts, liens and possession of the Property.
     (c) The performance by Purchaser of all of its obligations hereunder shall be a condition precedent to Seller’s obligation to consummate the Closing of this Agreement (subject to waiver by Seller, in its sole discretion). At the Closing, the Purchaser shall execute and deliver (or cause to be delivered) to Seller the following:
i.	cash, wired funds or a cashier’s or certified check made payable to the order of Seller, at Seller’s option, in the amount of the Purchase Price, due credit being given for the Earnest Money (including interest earned thereon);

ii.	evidence reasonably acceptable to Seller and the Title Company authorizing the consummation by Purchaser of the purchase and sale transaction contemplated hereby;

iii.	the Bill of Sale;

iv.	the Assignment;

v.	the Tenant Notice Letter; and

vi.	execute and deliver such other documents as the Title Company may reasonably require in connection with the Closing, including, without limitation, a closing statement.
     (d) At Closing, Seller and Purchaser shall execute that certain Office Lease in the form of Exhibit G attached hereto (the “Office Lease”), pursuant to which Seller, as tenant, will lease the portion of the Property shown on Exhibit A-1 as the “Office Area” from Purchaser, as landlord. The obligations of each of Seller and Purchaser to consummate the Closing are expressly conditioned upon the other party’s execution of the Office Lease, and the failure of either party to so execute the Office Lease at Closing shall be a default of such party, entitling the non-defaulting party to the remedies set forth in Section 9 of this Agreement.

     (e) All ad valorem real estate taxes and assessments levied or assessed against the Property for the tax year during which the Closing occurs shall not be prorated between Purchaser and Seller as of the Closing Date, as such taxes shall remain the obligation of Seller as tenant under the Office Lease and Warehouse Tenant under the Warehouse Lease.
     (f) Purchaser shall pay for the costs (i) of any financing obtained by Purchaser in connection with its purchase of the Property pursuant hereto, (ii) of any documentary stamp taxes, deed taxes, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments, (iii) incurred by Purchaser in performing its feasibility study and related tests and investigations, and (iv) of one-half of the Title Company’s escrow fee. Seller shall pay for the costs (x) of the Survey, (y) the Title Commitment and the premium for the Title Policy and (z) one-half of the Title Company’s escrow fee. Each party shall pay its own attorneys’ fees.
     (g) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property, subject to the Permitted Encumbrances, free and clear of all tenancies of every kind and parties in possession, except for the Warehouse Lease and the Office Lease.
SECTION 7. NOTICES. All notices or other communications required to be given or served on any party pursuant to this Agreement must be in writing and given to the parties at the addresses set forth hereinbelow:
If to Seller:
Pizza Inn, Inc.
3551 Plano Parkway
The Colony, Texas 75056
Attention: Rod McDonald, General Counsel
Telephone No. 469.384.5000
Facsimile No. 469.384.5061
With copy to Seller’s legal counsel:
Cherry, Petersen + Landry, LLP
9400 North Central Expressway, Suite 1616
Dallas, Texas 75231
Attention: Terry R. Landry
Telephone: (214) 265-7007
Facsimile: (214) 265-7008
If to Purchaser:
Vintage Interests, LP
2525 Fairmount Street
Dallas, Texas 75201
Telephone: 214.954.4344
Facsimile: 214.954.4355
With copy to Purchaser’s legal counsel:
Jenkens & Gilchrist, PC
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention: George C. Dunlap, Jr.
Telephone: 214.855.4723
Facsimile: 214.855.4300
Any such notice or other communication shall be deemed given on the earliest to occur of the following: (a) the first business day following the day sent by United States express mail, postage prepaid, return receipt requested; (b) on the first business day following the day sent by an overnight carrier service that operates on a nationwide basis; (c) on the third business day following the day sent by United States certified mail, postage prepaid, return receipt requested; or (d) on the date delivered by hand to the address above for which a signed receipt is given, whether or not actually received by the person to whom directed. From time to time either party may designate another address within the continental United States for purposes of this Agreement by giving the other party not less than ten (10) days advance written notice of such change of address in accordance with the provisions of this Section. Facsimile transmissions shall not constitute notice hereunder, unless the recipient acknowledges receipt of the facsimile in writing.
SECTION 8. COMMISSIONS. Except for The Staubach Company, who represents Seller in connection with this transaction, Purchaser and Seller each represent and warrant to the other that no real estate broker or agent has been used or consulted by such representing party in connection with the negotiation or execution of this Agreement or the purchase and sale of the Property. Purchaser and Seller covenant and agree that each will defend, indemnify and hold the other harmless from and against all liabilities, claims, demands and actions by third parties for brokerage, commission, finder’s or other fees relative to negotiation or execution of this Agreement, or the purchase and sale of the Property, and any court costs, attorneys’ fees or other costs or expenses arising therefrom, alleged to be due to the indemnifying party’s acts. Such indemnities shall survive any termination or Closing of this Agreement.
SECTION 9. ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, Purchaser shall not have the right nor the power to assign this Agreement or any right, title, interest or obligation hereunder to any party other than an affiliate of Purchaser without the prior written approval of Seller. Any purported assignment in violation of this provision shall be null and void. Any assignment to which Seller consents, which consent must be in writing, shall not release Purchaser from any obligation or liability hereunder unless such release is provided in writing signed by Seller.
SECTION 10. REMEDIES.
     (a) In the event that Purchaser shall fail to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller shall, as its sole and exclusive remedy, be entitled to terminate this Agreement by written notice to Purchaser, and Seller shall retain the Earnest Money, which shall constitute liquidated damages hereunder. The parties agree that Seller will suffer damages in the event of Purchaser’s default on its obligations, that the Earnest Money represents a reasonable forecast of just compensation for the harm that would be caused by such default by Purchaser, and that the harm that would be caused by such default is one that is incapable, or very difficult, of accurate estimation. Upon termination of this Agreement under this Section, neither party shall have any further rights or obligations hereunder except as otherwise expressly provided herein. Purchaser also shall be in default under this Agreement if Purchaser becomes bankrupt, whether voluntarily or involuntarily, or insolvent, or makes an assignment for the benefit of its creditors. Except as otherwise provided herein, such liquidated damages shall constitute Seller’s sole and exclusive remedy. In the event Seller is entitled to the Earnest Money as liquidated damages and to the extent Seller has not already received the Earnest Money, the Earnest Money shall be immediately paid to Seller by the Title Company upon receipt of written notice from Seller that Purchaser has defaulted under this Agreement, and Purchaser agrees to take all such actions and execute and deliver all such documents necessary or appropriate to effect such payment.
     (b) In the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser, as its sole and exclusive remedy, may either (i) enforce specific performance of Seller’s obligations hereunder, or (ii) terminate this Agreement by giving written notice of termination to Seller, whereupon the Earnest Money (and any interest earned thereon) shall be immediately returned to Purchaser. If Purchaser elects to not terminate this Agreement, but seeks specific performance in accordance with option (i) above, and specific performance is rendered unavailable to Purchaser by reason of Seller’s default under this Agreement, and if such default is the result of Seller’s act or omission (as opposed to an act or omission of a third party not under the control or agency of Seller), then, and only in such case Seller shall reimburse Purchaser for the reasonable out-of-pocket costs and expenses up to $50,000 incurred in connection with the transaction contemplated in this Agreement (the “Cap”). It is the intent of the parties that the phrase “specific performance is rendered unavailable to Purchaser” shall mean that Purchaser would have been entitled to specific performance but for Seller’s default and Seller is unable to deliver possession of the Property to Purchaser in the condition required by this Agreement. Upon termination of this Agreement under this Section, neither party shall have any further rights or obligations hereunder, except as otherwise expressly provided herein. Except as otherwise provided in Section 5 and in this Section 10(b), Purchaser shall not have the right to bring and Purchaser hereby expressly waives any action or suit against Seller for consequential damages, lost profits, or punitive damages arising out of Seller’s default under this Agreement.
     (c) The provisions of this Section 10 shall survive the Closing or any termination of this Agreement.
SECTION 11. CONDEMNATION; CASUALTY.
     (a) In the event that all or any substantial portion of the Property is condemned or taken by eminent domain after the Due Diligence Period but prior to Closing, Purchaser may, at its option, either (i) terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Purchaser of the condemnation and receives an immediate refund of the Earnest Money, or (ii) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall assign to Purchaser at the Closing all proceeds and awards and/or shall deliver to Purchaser at the Closing any proceeds and awards actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding. In the event Purchaser fails to timely deliver written notice of termination as described in (i) above, Purchaser shall be deemed to have elected to proceed in accordance with (ii) above.
     (b) In the event that all or any substantial portion of the Property shall be damaged or destroyed by fire or other casualty after the Due Diligence Period but prior to the Closing, Purchaser may, at its option, either (i) terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Purchaser of the casualty and receive an immediate refund of the Earnest Money, or (ii) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at the Closing any insurance proceeds actually received by Seller attributable to the Property from such casualty and Seller shall assign to Purchaser any and all claims for such insurance proceeds attributable to the Property, and there shall be no reduction in the Purchase Price. In the event Purchaser fails to timely deliver written notice of termination as described in (i) above, Purchaser shall be deemed to have elected to proceed in accordance with (ii) above.
     (c) For the purposes of Sections 10(a) and 10(b), a “substantial portion” of the Property shall be deemed to include any taking or casualty loss equal to or greater than 10% of the gross number of square feet contained in the buildings and other improvements that are situated on the Land, and shall not include any taking or casualty loss of less than 10% of the gross number of square feet contained in the buildings and improvements that are situated on the Land.
SECTION 12. DISCLAIMER.
     (a) IT IS UNDERSTOOD AND AGREED THAT EXCEPT FOR THE WARRANTY OF TITLE CONTAINED IN THE DEED AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) THE PROPERTY IS SOLD BY SELLER AND PURCHASED AND ACCEPTED BY PURCHASER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, SUBJECT TO ANY CONDITION WHICH MAY EXIST, AND WITHOUT THE EXISTENCE OF AND WITHOUT RELIANCE UPON ANY REPRESENTATION, WARRANTY, AGREEMENT, OR STATEMENT BY SELLER, OR ANYONE ACTING ON BEHALF OF SELLER INCLUDING, WITHOUT LIMITATION, ANY BROKER, ENGINEER, ARCHITECT, ATTORNEY, SURVEYOR, APPRAISER, OR ENVIRONMENTAL CONSULTANT; (B) PURCHASER HAS OR WILL HAVE, PRIOR TO THE CLOSING THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT

DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE OF THE PROPERTY ON THE FOREGOING BASIS; AND (C) PURCHASER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PROPERTY BY PURCHASER IN PURCHASING THE PROPERTY ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATION, WARRANTY, AGREEMENT OR STATEMENT BY SELLER OR ANYONE ACTING ON BEHALF OF SELLER, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, OTHER THAN THE WARRANTY OF TITLE CONTAINED IN THE DEED. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.
     (b) With respect to any information provided to Purchaser and any information made available to Purchaser by or on behalf of Seller, including, without limitation the Title Commitment and the Survey, Purchaser acknowledges and agrees that (i) Purchaser shall use and rely on such information at Purchaser’s own risk, (ii) the parties preparing such information are not the agents of Seller, (iii) Seller shall have no duty to advise Purchaser of any misrepresentations, misstatements, mistakes, errors or other inaccuracies contained in such information, and (iv) Seller shall have no and is hereby released from all liability to Purchaser, its successors and/or assigns, with respect to such information, including, without limitation any liability for misrepresentations, misstatements, mistakes, errors or other inaccuracies contained in such information, regardless of whether or not Seller actually knows of the existence thereof. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to affect any obligations of Seller, or release Seller from any liability whatsoever, as the tenant under the terms and provisions of the Office Lease.
SECTION 13. MISCELLANEOUS.
a.	Notices to Purchaser.
i.	Purchaser should have an abstract covering the Property examined by an attorney of Purchaser’s selection, or Purchaser should be furnished with or obtain a title policy.

ii.	If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fees of the district before final execution of this Agreement.

iii.	Seller advises Purchaser that Seller does not know the location of any transportation pipelines on the Property, including, without limitation, pipelines for the transportation of natural gas, natural gas liquids, synthetic gas, liquefied petroleum gas, petroleum or petroleum products, or hazardous substances.
b.	Entire Agreement; Governing Law. THIS AGREEMENT AND ANY EXHIBITS ATTACHED HERETO CONTAIN THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND NO PROMISE, REPRESENTATION, WARRANTY OR COVENANT NOT INCLUDED IN THIS AGREEMENT OR ANY SUCH REFERENCED EXHIBITS HAS BEEN OR IS RELIED UPON OR MADE BY EITHER PARTY. Each party has relied upon its own examination of the full Agreement and the provisions thereof, and the counsel of its own advisers, and the warranties, representations and covenants expressly contained in this Agreement. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by both Purchaser and Seller. In the event that any litigation arises hereunder, it is specifically stipulated that this Agreement shall be interpreted and construed according to the laws of the State of Texas, without regard to conflicts of laws principles, and shall be performed in Dallas County, Texas.

c.	Authority to Enter into Agreement. Purchaser represents and warrants to Seller that (i) Purchaser has full right and authority to enter into this Agreement and to consummate the transactions contemplated herein, (ii) each of the persons executing this Agreement on behalf of Purchaser is authorized to do so, and (iii) this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms. Seller represents and warrants to Purchaser that (i) Seller has full right and authority to enter into this Agreement and to consummate the transactions contemplated herein, (ii) each of the persons executing this Agreement on behalf of Seller is authorized to do so, and (iii) this Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

d.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be deemed added automatically as a part or this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

e.	Attorneys’ Fees and Legal Expenses. Should either party hereto institute any action or proceeding in court or through arbitration to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and all court and/or arbitration costs in connection with said proceeding.

f.	Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

g.	Calculation of Dates and Times. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Texas, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., Dallas, Texas time.

h.	Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties. The Section headings herein contained are for purposes of identification only and shall not be considered in construing this Agreement.

i.	Seller Exculpated Parties. Notwithstanding anything to the contrary contained in this Agreement, none of the partners of Seller nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the partners of Seller nor any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Seller Exculpated Party.

j.	Purchaser Exculpated Parties. Notwithstanding anything to the contrary contained in this Agreement, none of the partners of Purchaser nor any of the directors, officers, employees,

shareholders, members, managers, partners or agents of any of the partners of Purchaser nor any other person, partnership, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against any Purchaser Exculpated Party.

k.	WAIVER OF JURY TRIAL. PURCHASER AND SELLER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE.

l.	No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in any county or state. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the place where such memorandum or affidavit is recorded and in the county in which the Property is located.

m.	Time is of the Essence. Time is of the essence with respect to the performance of all obligations provided herein and the consummation of all transactions contemplated hereby.

n.	Merger Provision. Except where expressly provided in this Agreement, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing and shall not survive the Closing.

o.	Confidentiality. Purchaser and Seller shall keep the terms of this Agreement strictly confidential and shall not disclose or permit their respective officers, shareholders, directors, partners, employees or agents to disclose such terms, unless otherwise required by applicable law or process of law.

p.	Waiver of DTPA. Purchaser acknowledges and agrees, on its own behalf and on behalf of any permitted assigns and successors of Purchaser hereafter, that the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the “DTPA”), is not applicable to this transaction. Accordingly, Purchaser’s rights and remedies with respect to the transaction contemplated under this Agreement, and with respect to all acts or practices of the Seller, past, present or future, in connection with such transaction, shall be governed by legal principles other than the DTPA. The provisions of this Section shall survive the termination or the Closing of this Agreement.

q.	Time Limit. This Agreement, until fully executed, is only an offer of the party first executing the same, and shall not be considered effective until and unless this Agreement is fully executed by both Buyer and Seller within three (3) days after the first party executes this Agreement. All references herein to the date of this Agreement shall mean the Effective Date.

r.	Survival. It is expressly agreed that all indemnities set forth in this Agreement shall survive the termination or Closing of this Agreement.

s.	Independent Consideration. Notwithstanding anything herein to the contrary, a portion of the Earnest Money Deposit in the amount of $100.00 shall be non-refundable and shall be distributed to Seller at Closing or other termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement and for the rights granted to Purchaser hereunder. Any refund or delivery of the Earnest Money to Purchaser pursuant to this Agreement shall be less the non-refundable portion thereof which shall simultaneously be distributed to Seller.
(Signatures on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER:

PIZZA INN, INC.,
a Missouri corporation

By:	/s/ Clinton J. Coleman

Name:	Clinton J. Coleman
Title:	Interim Chief Financial Officer

Date:	October 20, 2006

PURCHASER:

VINTAGE INTERESTS, L.P.,
a Texas limited partnership

By:	Vintage Interests GP, LLC,
a Texas limited liability company,
its general partner

	By:	/s/ Ernest O. Perry, III

	Name:	Ernest O. Perry, III
	Title:	Managing Partner

	Date:	October 20, 2006